                               Registration No.
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                      ----------------------------------

                      FORM S-8 TO REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                        MCI COMMUNICATIONS CORPORATION
                      ----------------------------------
              (Exact name of issuer as specified in its charter)



                 Delaware                      52-0886267
      -------------------------------     --------------------
      (State or other jurisdiction of     (I. R. S. Employer
       incorporation or organization)      Identification No.)



                        1801 Pennsylvania Avenue, N.W.
                            Washington, D.C. 20006
                    ---------------------------------------
                   (Address of Principal Executive Offices)


                        MCI COMMUNICATIONS CORPORATION
                     EXECUTIVE DEFERRED COMPENSATION PLAN
                    ---------------------------------------
                           (Full title of the plan)


                           Michael H. Salsbury, Esq.
                 Executive Vice President and General Counsel
                        MCI Communications Corporation
                        1801 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20006
                    ---------------------------------------
                    (Name and address of agent for service)

                   Telephone number, including area code, of
                       agent for service: (202) 872-1600

                        CALCULATION OF REGISTRATION FEE

                                      Proposed        Proposed
Title of                               Maximum        Maximum
Securities            Amount          Offering       Aggregate     Amount of
to be                  to be            Price         Offering    Registration
Registered          Registered     Per Obligation      Price          Fee
--------------    ---------------  --------------   ------------  ------------
Deferred
Compensation      $200,000,000(b)      100%         $200,000,000    $60,606.06
Obligations(a)

--------------------------------------------------------------------------------
(a) The Deferred Compensation Obligations are unsecured obligations of MCI to pay deferred compensation in the future in accordance with the terms of the MCI Communications Corporation Executive Deferred Compensation Plan.

(b)  Estimated solely for the purpose of determining the registration fee.

Exhibit Index is located at page 8 of this document.

PROSPECTUS


                        MCI COMMUNICATIONS CORPORATION

                                 $200,000,000

                       DEFERRED COMPENSATION OBLIGATIONS

                               ----------------

                        MCI COMMUNICATIONS CORPORATION

                     EXECUTIVE DEFERRED COMPENSATION PLAN

                               ----------------

  This Prospectus covers a maximum of Two hundred million dollars
($200,000,000) of Deferred Compensation Obligations of MCI Communications Corporation (the "Company") offered by the Company to executives of the Company and its subsidiaries through its Executive Deferred Compensation Plan.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS JUNE 19, 1997

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
        ----------------------------------------

  The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement, except to the extent that any statement or information contained therein is modified, superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference:

  (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

  (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and its Current Report on Form 8-K filed on February 10, 1997.

  (c) The description of securities to be registered contained in the Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "1934 Act") relating to the Registrant's Common Stock, including any amendments or reports filed for the purpose of updating such description.

  (d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities remaining unsold; such documents will be deemed to be incorporated by reference in the Registration Statement from the date they are filed.

ITEM 4. DESCRIPTION OF SECURITIES.
        -------------------------

  Two hundred million ($200,000,000) Deferred Compensation Obligations (the "Obligations") registered under this Registration Statement are to be offered to certain executives of MCI Communications Corporation ("MCI") and its affiliates pursuant to the Plan. This Plan works in connection with MCI's Stock Option Plan (the "Stock Option Plan"), Senior Executive Incentive Compensation Plan and Executive Incentive Compensation Plan ("Incentive Plans") and allows executives to defer receipt of certain stock and cash awards granted under the Stock Option Plan and the Incentive Plans. Executives are permitted under this Plan to defer payment of their cash bonus awards under the Incentive Plans and receive a grant of incentive stock units ("ISUs") and a 25% matching grant of incentive stock units ("Matching ISUs") which are issued pursuant to the Stock Option Plan.

Executives may also elect to defer dividend equivalents and the cash portion of the merger consideration to be paid in connection with their ISU awards after the effective time of the "Merger" as contemplated in the Agreement and Plan of Merger, dated as of November 3, 1996, among British Telecommunications plc, MCI Communications Corporation and Tadworth Corporation. Earnings on such amounts will not exceed the deemed investment returns elected by the Executive based on the portfolio of funds offered from time to time, currently, the funds offered to employees participating in the MCI ESOP and 401(k) plans. This portfolio includes an account whose return tracks the performance of MCI Common Stock.

  The Obligations are general unsecured obligations of MCI to pay deferred compensation in the future according to the Plan from the general assets of MCI, and rank equally with other unsecured indebtedness of MCI outstanding from time to time.

  The amount of compensation deferred by an Executive is determined by the Executive's election subject to Plan limitations. Executives, in some cases, may defer up to 100% of their cash incentive award ("Voluntary Deferred ISUs"), 100% of their Executive Stock Award, and certain of their dividend equivalents and the cash portion of the merger consideration to be received with respect to certain ISUs. Executives may also defer payments under their Converted ISUs (as defined below).

  Under the Plan, certain ISUs which were awarded when the Executive relinquished restricted stock ("Converted ISUs"), the dividend equivalents and the cash portion of the merger consideration may be allocated, at the election of the Executive, among one or more investment funds offered to Executives in the Plan. Each Executive's Obligation will be adjusted to reflect the investment performance of the underlying funds, including any appreciation or depreciation. Obligations for Converted ISUs, dividend equivalents and the cash portion of the merger consideration generally are payable in cash in a year selected by the Executive which is at least three years from the date of grant and no later than the year in which the Executive terminates employment. Obligations for Matching ISUs, Voluntary Deferred ISUs, Executive Stock Awards and other ISUs will be satisfied generally by the issuance of shares of Common Stock under the Stock Option Plan registered under a separate Form S-8 File No. 333-23089.

  An Executive's right or the right of any Beneficiary to the Obligation cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of a beneficiary under the Plan, by a written will, or by the laws of descent and distribution.

  The Obligations are not subject to redemption, in whole or in part, prior to the payment dates specified in Executives' elections unless the Executive's employment is terminated without cause prior to designated payment date. All non-vested deferred amounts are subject to forfeiture in the event Executive's employment is terminated for cause as defined in the Plan. In the event of a financial hardship, MCI may accelerate and pay all or a part of an Executive's Obligations or allow an Executive to revoke a deferral election prospectively. MCI also reserves the right to amend or terminate the Plan at any time, including an amendment that would accelerate the payment of Obligations.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
        ---------------------------------------

  The validity of the securities offered hereby has been passed upon for the Company by Michael H. Salsbury, Esquire, 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006, General Counsel of the Company. At April 30, 1997, Mr. Salsbury held 341,152 shares of Common Stock of the Company, which includes 340,000 options to purchase shares of Common Stock and incentive stock units.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
        -----------------------------------------

  The Registrant has in effect an insurance policy covering officers' and directors' legal liability containing a maximum limit of $50 million per loss per policy year, including legal fees and expenses, with retained liability for each loss for its officers and directors of $2,000,000 for the Registrant.

  The Registrant's Certificate of Incorporation, at Section 8, provides as follows:

  (a) No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to this corporation or its stockholders,
      (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
      Section 174 of the General Corporation Law of the State of Delaware, or
      (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this paragraph (a) to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment or repeal of this paragraph (a) shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  (b) This corporation shall, to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify all persons who are or were directors, officers and employees of this corporation or any wholly owned subsidiary, and all such directors, officers and employees who, at the request of this corporation, are or were at any time serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. This corporation may also indemnify all other persons to the fullest extent permitted by Delaware law.

  The General Corporation Law of the State of Delaware, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith is not presumed from a settlement or nolo contendere plea. In addition, the indemnification of expenses (including attorneys' fees) is allowed in derivative actions, except no indemnification is allowed in respect to any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless the Court of Chancery decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by the Court, is made by the board of directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

  The Registrant has indemnification agreements with each of its directors which have been approved by stockholders. The indemnification under the indemnification agreements differs from that provided in Section 8 of the Registrant's Certificate of Incorporation in the following ways: (i) the Registrant is obligated to advance litigation expenses to an indemnitee, subject to reimbursement if the Reviewing Party (as defined in the indemnification agreements) determines that the director would not be permitted such indemnification under applicable laws; (ii) the Registrant must prove that the applicable standard of conduct has not been met for indemnification if the Registrant denies protection to a director; (iii) upon a potential change in control (as defined in the indemnification agreements) the Registrant is required to contribute an amount sufficient to pay all claims for which the indemnitee is entitled to be indemnified to a trust for the benefit of the indemnitee (subject to an overall maximum amount on such trusts); (iv) a subsequent board of directors, hostile to an indemnitee entitled to indemnification, will not have the right to make a final determination that the indemnitee has not met the required standard of care; and (v) the period of time in which the Registrant may sue an indemnitee for an action is limited to two years from the date of accrual of such cause of action.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
        ------------------------------------

  Not applicable.

Item 8.  Exhibits.
         ---------

         Exhibit No.    Description
         -----------    -----------

             4(a) Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3(a) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

             4(b) By-laws of Registrant, as amended (incorporated by reference to Exhibit 3(ii) to Registrant's Form S-3 Registration No. 33-57155).

             4(c) MCI Communications Corporation Executive Deferred Compensation Plan (filed herewith).

             5          Opinion of Counsel re Legality.

            23(a)       Consent of Independent Accountants.

            23(b)       Consent of Counsel (included in Exhibit 5).


ITEM 9.  UNDERTAKINGS.
         ------------

The undersigned Registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above
             --------  -------
             do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act and each filing of the Plan's annual report pursuant to Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the 1933
Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 19th day of June, 1997.

                                 MCI COMMUNICATIONS CORPORATION

                                 By:  /s/ Bert C. Roberts, Jr., Chairman
                                      ----------------------------------
                                      Bert C. Roberts, Jr., Chairman

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of June, 1997.


         SIGNATURE                            TITLE
         ---------                            -----

/s/ Bert C. Roberts, Jr.            Principal Executive Officer, Director
------------------------------
Bert C. Roberts, Jr.


/s/ Douglas L. Maine                Principal Financial Officer
------------------------------
Douglas L. Maine


/s/ David Case                      Principal Accounting Officer
------------------------------
David Case


/s/ Clifford L. Alexander, Jr.      Director
------------------------------
Clifford L. Alexander, Jr.


/s/ Michael H. Bader                Director
------------------------------
Michael H. Bader


/s/ Richard M. Jones                Director
------------------------------
Richard M. Jones

/s/ Gordon S. Macklin               Director
--------------------------
Gordon S. Macklin


/s/ Colin M. Marshall               Director
--------------------------
Colin M. Marshall


/s/ J. Keith Oates                  Director
--------------------------
J. Keith Oates


/s/ Richard B. Sayford              Director
--------------------------
Richard B. Sayford


/s/ Gerald H. Taylor                Director
--------------------------
Gerald H. Taylor


/s/ John R. Worthington             Director
--------------------------
John R. Worthington

                               INDEX TO EXHIBITS

                                                                                Sequential
Exhibit No.      Description                                                     Page No.
-----------      -----------                                                    ----------
 4(a)            Restated Certificate of Incorporation of Registrant (incorpo-
                 rated by reference to Exhibit 3(a) to Registrant's Annual
                 Report on Form 10-K for the year ended December 31,
                 1994).

 4(b) By-laws of Registrant, as amended (incorporated by refer-ence to Exhibit 3(iii) to Registrant's Form S-3 Registration
                 No. 33-57155).

 4(c)            MCI Communications Corporation Executive Deferred
                 Compensation Plan (filed herewith).

 5               Opinion of Counsel re Legality.

23(a)            Consent of Independent Accountants.

23(b)            Consent of Counsel (included in Exhibit 5).